Exhibit 99.1

Contact:
Neil Thomas
Senior Director, Investor Relations
866.861.3229

AMN HEALTHCARE ANNOUNCES FIRST QUARTER 2017 RESULTS

Quarterly revenue of $495 million, up 6% over prior year;

GAAP EPS of $0.65 and adjusted EPS of $0.63

SAN DIEGO – (May 4, 2017) – AMN Healthcare Services, Inc. (NYSE: AMN), healthcare’s leader and innovator in workforce solutions and staffing services, today announced its first quarter 2017 financial results. Financial highlights are as follows:

Dollars in millions, except per share amounts.

	Q1 2017	% Change Q1 2016
Revenue	$495.2	6%
Gross profit	$161.8	7%
Net income	$32.0	24%
Diluted EPS	$0.65	23%
Adj. diluted EPS*	$0.63	5%
Adjusted EBITDA*	$63.2	8%

*	See “Non-GAAP Measures” below for a discussion of our use of non-GAAP items and the table entitled “Supplemental Financial and Operating Data” for a reconciliation of non-GAAP items.

Highlights

•	AMN Healthcare delivered another record quarter of revenue and earnings.

•	Several new MSP, VMS and workforce optimization clients were added, reflecting the increased demand for workforce solutions within healthcare.

•	Our largest division, Travel Nurse staffing, was up 9% over prior year, and the Allied division increased by 14%.

•	Adjusted EBITDA grew 8% year-over-year representing a 12.8% margin, a 30 basis point increase.

•	Operating cash flow for the first quarter was $52 million, a 49% increase compared to the first quarter 2016.

“AMN Healthcare’s capabilities as the leader and most comprehensive workforce partner within healthcare continues to set us apart in the marketplace and deliver strong results for our clients and shareholders,” said Susan R. Salka, President and Chief Executive Officer of AMN Healthcare. “Our solutions are helping clients in multiple ways to ensure they have the right talent when and where they are needed and to effectively manage their labor costs as they navigate new care delivery models and regulatory changes.”

“With a positive outlook for 2017 and favorable long-term macro drivers providing us confidence in our business, we will continue to make investments that enable us to extend our leadership position into the future,” added Ms. Salka.

First Quarter 2017 Results

Consolidated revenue for the quarter was $495 million, a 6% increase over prior year. Excluding labor disruption revenue and the leap year impact, consolidated first quarter revenue was up 10% year-over-year and 4% sequentially.

Revenue for the Nurse and Allied Solutions segment was $314 million, which is 5% higher year-over-year and 2% higher sequentially. The Travel Nurse division continued with strong performance, with revenue up 9% year-over-year and 6% sequentially. The Allied division revenue increased 14% year-over-year and 3% sequentially. There was no labor disruption revenue reported in the quarter as compared to approximately $12 million in the prior year quarter.

Locum Tenens Solutions segment revenue was $103 million, flat year-over-year and down 1% sequentially. The Other Workforce Solutions segment revenue was $79 million, an increase of 17% year-over-year and 4% sequentially, with the year-over-year growth driven by the Peak Health Solutions acquisition last June and growth in our VMS, interim leadership, and workforce optimization businesses.

Gross margin was 32.7%, which is 20 basis points higher both year-over-year and sequentially.

SG&A expenses were $102 million, or 20.6% of revenue, compared to $98 million, or 20.9% of revenue, in the same quarter last year and $101 million, or 20.7% of revenue, in the previous quarter.

Net income was $32 million, or $0.65 per diluted share, compared to $26 million, or $0.53 per diluted share, in the same quarter last year. Excluding amortization of intangible assets, acquisition and integration costs, net of tax, and the excess tax benefits relating to a change in stock compensation accounting, adjusted net income per diluted share was $0.63. Adjusted EBITDA was $63 million, a year-over-year increase of 8%. Adjusted EBITDA margin was 12.8%, representing a 30 basis point increase year-over-year and sequentially.

At March 31, 2017, cash and cash equivalents totaled $38 million. Cash flow from operations was $52 million and capital expenditures were $5 million. The Company ended the quarter with total debt outstanding of $368 million, with a leverage ratio as calculated in accordance with the Company’s credit agreement of 1.6 to 1.

Second-Quarter 2017 Outlook

Metric	Guidance*
Consolidated revenue	$486 - $492 MM
Gross margin	32.5%
SG&A as percentage of revenue	20.5%
Adjusted EBITDA margin	12.5%

*

Note: Guidance percentage metrics are approximate. No significant labor disruption revenues are projected for this quarter. For a reconciliation of adjusted EBITDA margin, see the table entitled “Reconciliation of Guidance Adjusted EBITDA Margin to Guidance Operating Margin” below.

Excluding any labor disruption revenue, the second quarter is expected to reflect year-over-year growth of 7-8%. On an “as reported” basis, the projected growth rate of 3-4% reflects the impact of significant labor disruption revenue in the prior year. The sequential decline comes from a seasonal decline in Travel Nursing, partially offset by growth in all other divisions.

Conference Call on May 4, 2017

AMN Healthcare Services, Inc. (NYSE: AMN), healthcare’s leader and innovator in workforce solutions and staffing services, will host a conference call to discuss its first quarter 2017 financial results on Thursday, May 4, 2017 at 5:00 p.m. Eastern Time. A live webcast of the call can be accessed through AMN Healthcare’s website at http://amnhealthcare.investorroom.com/presentations. Please log in at least 10 minutes prior to the conference call in order to download the applicable audio software. Interested parties may participate live via telephone by dialing (800) 230-1092 in the U.S. or (612) 332-0720 internationally. Following the conclusion of the call, a replay of the webcast will be available at the Company’s website. Alternatively, a telephonic replay of the call will be available starting at 7:30 p.m. Eastern Time on May 4, 2017, and can be accessed until 11:59 p.m. Eastern Time on May 18, 2017 by calling (800) 475-6701 in the U.S. or (320) 365-3844 internationally, with access code 421631.

About AMN Healthcare

AMN Healthcare is the leader and innovator in healthcare workforce solutions and staffing services to healthcare facilities across the nation. The Company provides unparalleled access to the most comprehensive network of quality healthcare professionals through its innovative recruitment strategies and breadth of career opportunities. With insights and expertise, AMN Healthcare helps providers optimize their workforce to successfully reduce complexity, increase efficiency and improve patient outcomes. AMN delivers managed services programs, healthcare executive search solutions, vendor management systems, recruitment process outsourcing, predictive modeling, medical coding and consulting, and other services. Clients include acute-care hospitals, community health centers and clinics, physician practice groups, retail and urgent care centers, home health facilities and many other healthcare settings.

The Company’s common stock is listed on the New York Stock Exchange under the symbol “AMN.” For more information about AMN Healthcare, visit www.amnhealthcare.com, where the Company posts news releases, investor presentations, webcasts, SEC filings and other material information. The Company also utilizes email alerts and Really Simple Syndication (“RSS”) as routine channels to supplement distribution of this information. To register for email alerts and RSS, visit http://amnhealthcare.investorroom.com/emailalerts.

Non-GAAP Measures

This earnings release contains certain non-GAAP financial information, which the Company provides as additional information, and not as an alternative, to the Company’s condensed consolidated financial statements presented in accordance with GAAP. These non-GAAP financial measures include (1) adjusted EBITDA, (2) adjusted EBITDA margin and (3) adjusted diluted EPS. The Company provides such non-GAAP financial measures because management believes that they are useful both to management and investors as a supplement, and not as a substitute, when evaluating the Company’s operating performance. Additionally, management believes that adjusted EBITDA, adjusted EBITDA margin and adjusted diluted EPS serve as industry-wide financial measures. The Company uses adjusted EBITDA for making financial decisions and allocating resources. The non-GAAP measures in this release are not in accordance with, or an alternative to, GAAP measures and may be different from non-GAAP measures, or may be calculated differently than other similarly titled non-GAAP measures, reported by other companies. They should not be used in isolation to evaluate the Company’s performance. A reconciliation of non-GAAP measures identified in this release, along with further detail about the use and limitations of certain of these non-GAAP measures, may be found below in the table entitled “Supplemental Financial and Operating Data” under the caption entitled “Reconciliation of Non-GAAP Items” and the footnotes thereto or on the Company’s website at http://amnhealthcare.investorroom.com/financialreports. Additionally, from time to time, additional information regarding non-GAAP financial measures, including pro forma measures, may be made available on the Company’s website.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, among others, statements concerning our future financial performance, our guidance for second quarter 2017 revenue, gross margin, SG&A expenses as a percentage of revenue, and adjusted EBITDA margin, our positive outlook for 2017, the existence of favorable long-term macro drivers, our ability to make successful investments, and the ability of our solutions to help our clients operate effectively in new regulatory envirotnments. The Company bases these forward-looking statements on its current expectations, estimates and projections about future events and the industry in which it operates using information currently available to it. Actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Forward-looking statements are identified by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may,” “estimates,” variations of such words and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Factors that could cause actual results to differ from those implied by the forward-looking statements contained in this press release are set forth in our fillings with the Securities and Exchange Commission (SEC), including our most recent Annual Report on Form 10-K for the year ended December 31, 2016, our subsequent Quartely Reports on Form 10-Q and our Current Reports on Form 8-K. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated and the Company is under no obligation (and expressly disclaims any such obligation) to update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.

Contact:

Neil Thomas

Senior Director, Investor Relations

866.861.3229

AMN Healthcare Services, Inc.

Condensed Consolidated Statements of Comprehensive Income

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended
	March 31,		December 31,
	2017	2016	2016
Revenue	$495,169	$468,002	$487,858
Cost of revenue	333,393	316,104	329,252

Gross profit	161,776	151,898	158,606

Gross margin	32.7%	32.5%	32.5%
Operating expenses:
Selling, general and administrative (SG&A)	102,073	97,823	101,113
SG&A as a % of revenue	20.6%	20.9%	20.7%

Depreciation and amortization	7,668	6,765	7,732

Total operating expenses	109,741	104,588	108,845

Income from operations	52,035	47,310	49,761
Operating margin (1)	10.5%	10.1%	10.2%

Interest expense, net, and other	5,130	3,249	6,400

Income before income taxes	46,905	44,061	43,361

Income tax expense	14,897	18,192	17,010

Net income	$32,008	$25,869	$26,351

Net income as a % of revenue	6.5%	5.5%	5.4%

Other comprehensive income (loss):
Foreign currency translation and other	3	39	102
Unrealized gain (loss) on cash flow hedge, net of income taxes	43	(463)	260

Other comprehensive income (loss)	46	(424)	362

Comprehensive income	$32,054	$25,445	$26,713

Net income per common share:

Basic	$0.67	$0.54	$0.55

Diluted	$0.65	$0.53	$0.54

Weighted average common shares outstanding:
Basic	47,782	47,894	47,806

Diluted	49,520	49,103	49,208

AMN Healthcare Services, Inc.

Supplemental Financial and Operating Data

(dollars in thousands, except per share data and operating data)

(unaudited)

	Three Months Ended
	March 31,		December 31,
	2017	2016	2016
Revenue
Nurse and allied solutions	$313,523	$297,724	$307,898
Locum tenens solutions	102,843	102,738	103,822
Other workforce solutions	78,803	67,540	76,138

	$495,169	$468,002	$487,858

Reconciliation of Non-GAAP Items:

Segment operating income (2)
Nurse and allied solutions	$45,980	$41,618	$43,262
Locum tenens solutions	12,219	13,291	15,123
Other workforce solutions	19,857	17,586	21,139

	78,056	72,495	79,524
Unallocated corporate overhead	14,891	13,805	18,649

Adjusted EBITDA (3)	63,165	58,690	60,875
Adjusted EBITDA margin (4)	12.8%	12.5%	12.5%

Depreciation and amortization	7,668	6,765	7,732
Share-based compensation	2,681	3,381	2,604
Acquisition and integration costs	781	1,234	778

Income from operations	52,035	47,310	49,761
Interest expense, net, and other	5,130	3,249	6,400

Income before income taxes	46,905	44,061	43,361
Income tax expense	14,897	18,192	17,010

Net income	$32,008	$25,869	$26,351

GAAP diluted net income per share (EPS)	$0.65	$0.53	$0.54
Adjustments:
Amortization of intangible assets	0.09	0.09	0.10
Acquisition and integration costs	0.02	0.03	0.01
Debt financing related costs	0.00	0.00	0.02
Tax effect on above adjustments	(0.04)	(0.05)	(0.05)
Excess tax benefits (5)	(0.09)	0.00	0.00

Adjusted diluted EPS (6)	$0.63	$0.60	$0.62

	Three Months Ended
	March 31,		December 31,
	2017	2016	2016
Gross Margin
Nurse and allied solutions	27.7%	26.6%	27.3%
Locum tenens solutions	30.7%	31.0%	30.8%
Other workforce solutions	55.0%	60.3%	55.7%

Operating Data:
Nurse and allied solutions
Average healthcare professionals on assignment – consolidated (7)	9,051	8,474	8,764

Locum tenens solutions
Days filled (8)	55,243	58,166	57,008
Revenue per day filled (9)	$1,862	$1,766	$1,821

	As of March 31,		As of December 31,
	2017	2016	2016
Leverage ratio (10)	1.6	1.9	1.6

AMN Healthcare Services, Inc.

Condensed Consolidated Balance Sheets

(dollars in thousands)

(unaudited)

	March 31, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$37,711	$10,622
Accounts receivable, net	334,782	341,977
Accounts receivable, subcontractor	48,838	49,233
Prepaid and other current assets	50,893	48,796

Total current assets	472,224	450,628

Restricted cash, cash equivalents and investments	29,141	31,287
Fixed assets, net	62,620	59,954
Other assets	65,368	57,534
Goodwill	340,564	341,754
Intangible assets, net	241,130	245,724

Total assets	$1,211,047	$1,186,881

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$136,028	$137,512
Accrued compensation and benefits	99,642	107,993
Current portion of notes payable	3,750	3,750
Deferred revenue	8,840	8,924
Other current liabilities	29,428	16,611

Total current liabilities	277,688	274,790

Notes payable, less unamortized fees	358,512	359,192
Deferred income taxes, net	16,548	21,420
Other long-term liabilities	81,494	82,096

Total liabilities	734,242	737,498

Commitments and contingencies

Stockholders’ equity	476,805	449,383

Total liabilities and stockholders’ equity	$1,211,047	$1,186,881

AMN Healthcare Services, Inc.

Summary Condensed Consolidated Statements of Cash Flows

(dollars in thousands)

(unaudited)

	Three Months Ended
	March 31,		December 31
	2017	2016	2016

Net cash provided by operating activities	$52,314	$35,227	$47,031

Net cash used in investing activities	(13,301)	(174,703)	(16,091)

Net cash provided by (used in) financing activities	(11,928)	152,967	(36,128)

Effect of exchange rates on cash	4	39	102

Net increase (decrease) in cash and cash equivalents	27,089	13,530	(5,086)

Cash and cash equivalents at beginning of period	10,622	9,576	15,708

Cash and cash equivalents at end of period	$37,711	$23,106	$10,622

AMN Healthcare Services, Inc.

Additional Supplemental Non-GAAP Disclosures

Reconciliation of Guidance Adjusted EBITDA Margin to

Guidance Operating Margin

(unaudited)

	Three Months Ending
	June 30, 2017

Adjusted EBITDA margin	12.5	%(11)
Deduct:
Share-based compensation	0.6%

EBITDA margin	11.9%

Depreciation and amortization	1.6%

Operating margin	10.3%

(1)	Operating margin represents income from operations divided by revenue.
(2)

Segment operating income represents net income plus interest expense (net of interest income) and other, income tax expense, depreciation and amortization, unallocated corporate overhead, acquisition and integration costs and share-based compensation.

(3)

Adjusted EBITDA represents net income plus interest expense (net of interest income) and other, income tax expense, depreciation and amortization, acquisition and integration costs and share-based compensation. Management believes that adjusted EBITDA provides an effective measure of the Company’s results, as it excludes certain items that management believes are not indicative of the Company’s operating performance and is a measure used in the Company’s credit facilities and the indenture governing our 5.125% Senior Notes due 2024. Adjusted EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to income from operations or net income as an indicator of operating performance. Although management believes that some of the items excluded from adjusted EBITDA are not indicative of the Company’s operating performance, these items do impact the statement of comprehensive income, and management therefore utilizes adjusted EBITDA as an operating performance measure in conjunction with GAAP measures such as net income.

(4)	Adjusted EBITDA margin represents adjusted EBITDA divided by revenue.
(5)

The consolidated effective tax rate for the three months ended March 31, 2017 was favorably affected by the recording of excess tax benefits relating to equity awards vested and exercised during the period. As a result of the adoption of a new accounting pronouncement on January 1, 2017, we no longer record excess tax benefits as an increase to additional paid-in capital, but record such excess tax benefits on a prospective basis as a reduction of income tax expense, which amounted to $4,297,000 for the three months ended March 31, 2017. Since a majority of our equity awards vest during the first quarter, we do not anticipate the recording of additional excess tax benefits of this magnitude for the reminder of the year. The magnitude of the impact of excess tax benefits generated in the future, which may be favorable or unfavorable, are dependent upon the Company’s future grants of share-based compensation, the Company’s future stock price on the date awards vest or exercise in relation to the fair value of the awards on the grant date or the exercise behavior of the Company’s stock appreciation rights holders. Since these favorable tax benefits are largely unrelated to our current year’s income before taxes and are unrepresentative of our normal effective tax rate, we excluded its impact on adjusted diluted EPS for the three months ended March 31, 2017.

(6)

Adjusted diluted EPS represents GAAP diluted EPS excluding the impact of (A) amortization of intangible assets, (B) acquisition and integration costs, (C) debt financing related costs, (D) tax effect, if any, of the foregoing adjustments, and (E) excess tax benefits relating to equity awards vested and exercised since January 1, 2017. Management included this non-GAAP measure to provide investors and prospective investors with an alternative method for assessing the Company’s operating results in a manner that is focused on its operating performance and to provide a more consistent basis for comparison between periods. However, investors and prospective investors should note that this non-GAAP measure involves judgment by management (in particular, judgment as to what is classified as a special item to be excluded from adjusted diluted EPS). Although management believes the items excluded from adjusted diluted EPS are not indicative of the Company’s operating performance, these items do impact the statement of comprehensive income, and management therefore utilizes adjusted diluted EPS as an operating performance measure in conjunction with GAAP measures such as GAAP diluted EPS.

(7)	Average healthcare professionals on assignment represents the average number of nurse and allied healthcare professionals on assignment during the period presented.
(8)	Days filled is calculated by dividing the locum tenens hours filled during the period by eight hours.
(9)	Revenue per day filled represents revenue of the Company’s locum tenens solutions segment divided by days filled for the period presented.
(10)

Leverage ratio represents the ratio of the consolidated funded indebtedness (as calculated per the Company’s credit agreement) at the end of the subject period to the consolidated adjusted EBITDA (as calculated per the Company’s credit agreement) for the twelve month period ended at the end of the subject period.

(11)	Guidance percentage metrics are approximate. No significant labor disruption revenues are projected for this quarter.